[*] Designates portion of this document that has been omitted pursuant to a request for confidential treatment filed separately with the Commission.

BINDING OFFER LETTER

July 16, 2009

Mr. Steve Akerfeldt

Chief Executive Officer

Firstgold Corp.

1055 Cornell Avenue

Lovelock, Nevada

89419

Re:	Firstgold Corp: Proposed US$15 Million Restructuring Comprised of a US$5.5 Million Loan and US$9.5 Million Equity Investment

Dear Gentlemen:

We are pleased to submit this binding offer letter (this “Offer”), which outlines the terms and conditions pursuant to which Northwest Non-Ferrous International Investment Company Limited (“Northwest”), whether directly or via a wholly-owned subsidiary or affiliate of Northwest, is prepared to enter into a definitive loan agreement (the “Loan Agreement”) pursuant to which it will advance US$5.5 million (the “Loan”) to Firstgold Corp. (“Firstgold”) subject to the terms and conditions described below, and will enter into a subscription agreement (the “Subscription Agreement”) to purchase that number of common shares (the "Shares") of Firstgold (the “Subscription”) equal to 51% of the issued and outstanding Shares following completion of the Subscription, for cash of US$9.5 million upon the terms set forth herein. Concurrent with the acceptance of this Offer, Northwest will enter into an agreement (a "Note Purchase Agreement") with each of Platinum Long Term Growth, LLC and Lakewood Group LLC (collectively, the "Current Creditors") to acquire the Notes (as defined in the Note and Warrant Purchase Agreement dated August 7, 2008 between Firstgold and the Current Creditors (the "Note and Warrant Purchase Agreement")) for a purchase price of US$11.5 million. The Loan Agreement, the Subscription Agreement and the agreements with each of the Current Creditors are, collectively, referred to herein as the “Restructuring”.

This Offer is intended to be binding; however, this Offer is not intended to set forth all of the terms of the Restructuring and the ancillary documents contemplated herein or thereby, which documents will contain additional terms agreed to by the respective parties and their legal counsel.

1.          Loan. Northwest will advance to Firstgold the sum of US$5.5 million on or about August 31, 2009, to be secured by a fixed and floating first lien and mortgage against all of the assets and undertaking of Firstgold and its subsidiary corporation. Proceeds of the loan will be used to discharge indebtedness to unsecured creditors and for general working capital. The

Loan shall bear interest at a fixed rate of 10 per cent per annum, calculated and payable monthly in arrears. The principal amount of the loan shall be payable in 24 equal monthly installments commencing on September 1, 2010.

2.          Subscription. On or about September 30, 2009, and subject to shareholder approval and regulatory approval, Northwest will subscribe for that number of Shares from authorized but unissued Shares as is necessary to equal 51% of the issued and outstanding Shares (after giving effect to such issuance) for cash in the amount of US$9.5 million. Firstgold acknowledges that failure of the Subscription to close on or before September 30, 2009 shall constitute a default under the Loan Agreement entitling Northwest to immediately accelerate repayment of all principal and unpaid interest thereon.

3.          Pre-Loan Funding. On the date of this letter, Northwest will wire transfer to Stikeman Keeley Spiegel Pasternack LLP, Toronto, Canada, Barristers and Solicitors and counsel to Firstgold, as escrow agent (via wire transfer to TD Canada Trust, TD Centre Branch, 55 King Street West, Toronto, Canada/Swiftcode: TDOMCATTTOR/ Trust Account for Stikeman Keeley Spiegel Pasternack LLP #0690-7372044/Branch # 10202), the sum of US$500,000 in cash, which shall constitute a loan to Firstgold for immediate working capital purposes (the “Pre-Loan Funding”) The Pre-Loan Funding will be evidenced by an unsecured promissory note providing for repayment on the same terms as contemplated under Section 1 hereof. At the time of completion of the Subscription, subject to regulatory approval, Northwest shall have the option to convert the Pre-Loan Funding into Shares at the issue price per Share for the Subscription under Section 2 hereof.

4.          Purchase of Notes. Pursuant to agreements entered into this date between Northwest and the Current Creditors, Northwest will acquire the Notes for a purchase price payable, as to $500,000, by the deposit of such amount pursuant to separate escrow agreements (each, an "Escrow Agreement") dated this date between Northwest, each of the Current Creditors and the escrow agent named therein and, as to the balance of $11,000,000, by payment to the Current Creditors prior to September 1, 2009.

Northwest and Firstgold agree to amend the terms of the Notes following the acquisition thereof by Northwest to provide that interest on the Notes shall be payable to Northwest at a fixed rate of 10 per cent per annum, calculated and payable monthly in arrears commencing on September 1, 2009.

Upon completion of the Subscription, the Notes shall be deemed to have been amended effective as of September 1, 2009 so that (a) the aggregate principal amount of the Notes shall be reduced to US$11,500,000 as of such date and (b) all accrued and unpaid interest on the Notes up to such date shall be deemed to be extinguished. Any interest on the Notes paid from September 1, 2009 to completion of the Subscription in excess of 10% interest per annum calculated for such period on the deemed principal amount of $11,500,000 shall be refunded by Northwest to Firstgold.

Firstgold acknowledges that it is in default of various covenants under the Notes, including with respect to the payment of principal and interest, and that no term of this Offer shall be construed in any way as a waiver by Northwest of any right or remedy that will be available to it as a holder of the Notes in respect of any covenant or future Event of Default (as defined in the Notes).

5.          Escrowed Funds Loan. In the event that a Current Creditor fails to consummate the sale to Northwest of the Notes held by such Current Creditor in accordance with the terms of the Note Purchase Agreement to which such Current Creditor is a party and the escrow agent named in the Escrow Agreement to which such Current Creditor is a party delivers to the Current Creditor the Escrowed Funds (as defined in the applicable Escrow Agreement) or fails to return to Northwest, in accordance with the provisions of the applicable Escrow Agreement, the Escrowed Funds, Firstgold shall become indebted to Northwest and hereby promises to pay to, or to the order of, Northwest, the amount of the Escrowed Funds under the relevant Escrow Agreement in the same form, and on substantially the same terms, as the promissory note referred to in Section 3 hereof, and Firstgold shall promptly deliver to Northwest an executed copy of such promissory note.

6.          Pre-emptive Rights. In the event the Current Creditors exercise the Warrants (as defined in the Note and Warrant Purchase Agreement), Northwest shall have the right to subscribe for such additional number of Shares at the then maximum allowable discount to the market price as is necessary to maintain the percentage ownership of Shares held by Northwest prior to such Warrant exercise.

7.          Conditions to Offer. This Offer is subject to (i) completion of confirmatory due diligence by Northwest to its satisfaction; (ii) no material breach of any provision of this Offer by Firstgold, (iii) negotiation and execution of all agreements and documents contemplated by this Offer; and (iv) approval of such agreements by the governing body of each party.

8.          Conditions to the Subscription. The Subscription will be subject to customary closing conditions, including the following: (i) to the extent required by law, affirmative vote of the shareholders of Firstgold by a special majority of votes cast in person or by proxy at a shareholders` meeting duly called (i.e., 66.67%) for the purpose of consolidating the outstanding Shares on a reverse split basis and increasing the authorized share capital of Firstgold; (ii) regulatory approvals; (iii) representations and warranties of each party are true and correct as of signing the Loan Agreement and Subscription Agreement and at the closing of the Subscription, in all material respects; (iv) no material breach of covenants by either party; (v) receipt of any material third party consents with respect to Firstgold to be identified during due diligence; and (vi) to the extent required by the Toronto Stock Exchange, shareholder approval of the Subscription.

9.          Support Agreements. Simultaneous with the execution of the Subscription Agreement, Firstgold shall use its best efforts to obtain a support agreement from each director and officer of Firstgold pursuant to which such director and officer agrees to vote his Shares in favour of the Subscription and any other matter for which shareholder approval may be required and against all other matters and transactions that could adversely affect or impede the Restructuring, and will grant Northwest an irrevocable proxy to vote such Shares in accordance with the provisions of such voting agreements.

10.        Board of Directors Approval. The Board of Directors of Firstgold (the "Board") has unanimously approved this Offer. Furthermore, upon completion of final documentation consistent with the terms of this Offer the Board will approve and adopt the Restructuring, the Loan Agreement and the Subscription Agreement and will unanimously recommend the Subscription and that Firstgold’s shareholders vote in favour of the Subscription at a special meeting of shareholders, and will not change its recommendation in respect thereof.

11.        Firstgold Shareholder Approval. Firstgold will take all actions required to give notice of and hold a special shareholders meeting to approve all matters requiring shareholder approval as promptly as practicable following the execution of the Subscription Agreement.

12.        Composition of Board of Directors; Management. Upon completion of the Subscription, as described in paragraph 2, the Board will appoint three directors designated by Northwest, with the remaining three directors being nominees of management, and the continuing officers of Firstgold will be Sun Feng, Chairman, Terry Lynch, Chief Executive Officer, and Jim Kluber, Chief Financial Officer. In the event of a deadlock in any decision requiring the approval of the Board, the Chairman shall have a casting vote. No severance or other termination payments will be owing to the directors of Firstgold in connection with any of their resignations, other than amounts owing for or director fees.

13.        Closing. Northwest anticipates executing the Loan Agreement and the Subscription Agreement within thirty (30) days of acceptance of this Offer, and completion of the Subscription as promptly as practicable, which is expected to be no more than thirty (30) days thereafter.

14.        Other Required Approvals and Consents. No third party lender or creditor consents or authorizations are expected to be required to be obtained by Firstgold in order to consummate the Restructuring.

15.       Business Covenants. [*]Redacted and omitted pursuant to a request for confidential treatment.

16.       Due Diligence and Confidentiality. Firstgold will provide such information as to its legal affairs and financial condition as may reasonably be requested by Northwest, and Firstgold (including its officers, directors, employees, affiliates, agents and its professional advisors) will provide all reasonable assistance and information to Northwest and its advisors as necessary for Northwest to complete its due diligence reviews as quickly and efficiently as possible. The parties, including their respective officers, directors, accountants, lawyers, agents and other representatives, acknowledge that all verbal and written information provided to either party in furtherance of the execution of this Offer and the terms of this Offer are subject to the terms and conditions of that certain Confidentiality Agreement executed in June 2009, between Northwest and Firstgold (the “Confidentiality Agreement”).

17.       Preparation of Documents. Northwest's legal counsel will prepare initial drafts of the Loan Agreement and the Subscription Agreement. Firstgold's legal counsel shall prepare initial drafts of all Firstgold shareholder approval documents (including, without limitation, a Proxy, Proxy Statement, and Notice of Meeting prepared in accordance with applicable law and the policies of the U.S. Securities and Exchange Commission and the Toronto Stock Exchange). To the extent required by either party to fulfill its obligations in this section, the other party will use its best efforts to provide such financial and other company information as required by the party responsible for preparing the document.

18.       Public Announcement. All press releases and public announcements relating to the Restructuring will be agreed to and prepared jointly by Northwest and Firstgold subject to applicable law and listing requirements. The parties will issue a joint press release upon Northwest entering a binding agreement with the Current Creditors to acquire the Notes.

19.       Governing Law. The interpretation of this Offer, the Loan Agreement and the Subscription Agreement will be governed by Nevada law and the laws of the United States of America applicable therein without reference to the conflict of laws provisions thereof.

20.       Specific Performance. The parties agree that irreparable damage would occur in the event any provision of this Offer was not performed in accordance with the terms thereof and that, prior to the termination of this Offer pursuant to its terms, the parties will be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

21.       Representations. The parties each represent and warrant that they have the corporate power and authority to enter into this Offer and that the execution and delivery of this Offer does not, (i) conflict with any provision of such party’s constating documents as currently in effect, (ii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under any contract or agreement of such party not otherwise being terminated pursuant to the Restructuring, or (iii) to each party’s knowledge, violate any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such party.

22.       Additional Representations. Firstgold represents and warrants to Northwest that (i) the Transaction Documents (as defined in the Note and Warrant Purchase Agreement), other than the Off-Take Agreement (as defined in the Note and Warrant Purchase Agreement), constitute all the material documents entered into between Firstgold and the Current Creditors in connection with the Note and Warrant Purchase Agreement, and (ii) Firstgold has not entered into the Off-Take Agreement with the Current Creditors.

23.       Expenses. Each party will be responsible to pay all of its expenses, including the fees of their respective advisors and consultants, incurred in connection with the negotiation and preparation of this Offer, the Loan Agreement, Subscription Agreement and ancillary agreements thereto and any due diligence investigations conducted by Northwest in connection with the Restructuring.

If you are in agreement with the terms of this Offer, please signify such agreement by executing and returning a copy of this Offer to counsel for Northwest.

Sincerely,

NORTHWEST NON-FERROUS INTERNATIONAL INVESTMENT COMPANY LIMITED

	By:	/s/ Sun Feng

Accepted and agreed on July 16, 2009:

FIRSTGOLD CORP.

	By:	/s/ Steve Akerfeldt